TRACOR DEFERRED COMPENSATION PLAN

  Tracor, Inc., a Delaware corporation, by resolution of its Board of Directors adopted the Tracor Deferred Compensation Plan (the "Plan"), effective December 1, 1996, for the benefit of its eligible employees.

  The Plan is a nonqualified deferred compensation plan pursuant to which certain eligible Employees of the Company (as hereinafter defined) may elect to defer compensation. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2); 301(3); and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. The Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the employer to make benefit payments in the future.

                                  ARTICLE I
                                 DEFINITIONS

  Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

  "Accounting Date" shall mean the end of each day that the New York Stock Exchange and the Trustee are open and conducting business, or such other date or dates as may be established by the committee during the Plan Year to make the adjustments described in Section 7.1 of the Qualified Plan.

  "Administrator" shall mean the Company, acting through the Retirement Committee. The Administrator shall have all the duties and responsibilities imposed by ERISA, except as specifically assigned, delegated to or reserved to the Board under the Plan.

  "Affiliate" shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), (c), and
  (m), and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

  "Beneficiary" shall mean the person or persons on whose behalf benefits may payable hereunder after his death in accordance with the terms of the Qualified Plan.

  "Board" shall mean the board of directors of the Company. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons.

  "Cause" shall mean termination of a Participant by the Company or any Affiliate, as the case may be, for "cause," "good cause," or other similar circumstances, pursuant to the then current termination policy thereof.

  "Change in Control" shall mean, with respect to the Company or any Affiliate

    (a) a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or any successor provision thereto, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a change of control shall be deemed to have occurred if (i) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d), respectively, of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities of the Company entitled to cast 20% or more of the votes entitled to be cast for the election of directors of the Company by the holders of its then outstanding securities; and
       (ii) at any time during the period of 36 months subsequent to the securities acquisition described above, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such 36-month period; or

    (b) any "person" or group," as described above, is or becomes the "beneficial owner," directly or indirectly, of securities of the Company entitled to cast 40% or more of votes entitled to be cast for the election of directors of the Company by the holders of its then outstanding securities.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Company" shall mean Tracor, Inc. and any Affiliate which subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 12.3(b), and any successor company which continues the Plan under Section 12.3(a), acting in each case through its board of directors.

  "Compensation" of a Participant for any Plan Year shall mean his total taxable remuneration received from the Company and all Affiliates in that Plan Year for services rendered as an Employee (including those items not reported on Form W-2 as determined under Treasury Regulation
  Section 1.415-2(d)(2)(iii)-(iv)), including deferred compensation under the Plan and amounts not includable in gross income by reason of Code
  Sections 125 (cafeteria plans); 402(a)(8) (401(k) plans); 402(h); or 403(b), but exclusive of

    (a) Company and Affiliate contributions to a deferred compensation plan (to the extent includable in the Participant's gross income solely by reason of Code Section 415) and any distribution from a deferred compensation plan (other than a nonqualified plan);

    (b) amounts realized from the exercise of a nonqualified stock option or taxable by reason of restricted property becoming freely tradable or free of a substantial risk of forfeiture, as described in Code Section 83;

    (c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

    (d) other amounts which receive special tax benefits such as Company or Affiliate contributions toward the purchase of an annuity contract described in Code Section 403(b) (whether or not excludable from the Participant's gross income);

    (e) all reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits (including severance benefits) (even if includable in gross income).

  "Disability" shall mean a Participant's disability, as defined by the then current policies of the Company or its Affiliates, as the case may be.

  "Employee" shall mean any person who renders services to a Company in the status of an employee as that term is defined in Code Section 3121(d), including officers but not including

    (a)  directors who serve solely in that capacity;

    (b) attorneys, accountants, and other persons doing independent work for the Company or an Affiliate where the relationship of employer and employee does not exist between said person and the Company or Affiliate; and

    (c) leased employees treated as Employees of the Company pursuant to Code Sections 414(n) and (o) or employees of an Affiliate.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

  "Hardship" of a Participant as determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied, and with regard to the existence of other resources which are reasonably available to the Participant in question, shall mean an unforeseeable financial emergency or extreme hardship affecting the personal or family affairs of the Participant and having a significant financial effect. The Administrator may find that financial emergency or extreme hardship exists in situations in which a distribution is necessary for purposes such as, but not limited to the following: (i) for the purposes of enabling a Participant to meet unforeseeable financial requirements of an illness or disability of the Participant or a member of his family; (ii) loss of Participants property due to casualty; and (iii) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant. A financial need shall not constitute a Hardship unless it is for at least $1,000.00 (or the entire principal amount of the Participant's Nonqualified Deferred Compensation Account, if less).

  "Investment Fund" shall have the meaning set forth in Section 1.1(A)(25) of the Qualified Plan.

  "Nonqualified Account" or "Nonqualified Accounts" of a Participant shall mean, as the context indicates, any of his Nonqualified Deferred Compensation Account, Nonqualified Company Matching Account, or
  Nonqualified Company Profit Sharing Account.

  "Nonqualified Company Matching Account" of a Participant shall mean the account, if any, established on behalf of the Participant in accordance with Section 2.1.

  "Nonqualified Company Profit Sharing Account" of a Participant shall mean the account, if any, established on behalf of the Participant in accordance with Section 2.1.

  "Nonqualified Deferred Compensation" of a Participant shall mean the amounts deferred by such Participant under Section 4.1 of the Plan.

  "Nonqualified Deferred Compensation Account" of a Participant shall mean the account, if any, established on behalf of the Participant in accordance with Section 5.1(a).

  "Participant" shall mean any person included in the Plan as provided in
  Article III.

  "Plan" shall mean this Tracor Deferred Compensation Plan.

  "Plan Quarter" shall mean the three-month periods ending on March 31; June 30; September 30; and December 31 of each Plan Year.

  "Plan Year" shall mean the twelve-month period commencing on January 1 and ending on December 31 (except that the first Plan Year shall begin on December 1, 1996, and end on December 31, 1996).

  "Qualified Accounts" of a Participant shall mean his accounts in the Qualified Plan.

  "Qualified Plan" shall mean the Tracor, Inc. 401(k) Savings Plan or, if appropriate, the equivalent Qualified Plan of an Affiliate, as such may be hereafter amended from time to time, or any successor thereto.

  "Separation from Service" of an Employee shall mean his resignation from or discharge by the Company or an Affiliate, or his death, but shall not include his transfer among the Company and Affiliates. A leave of absence or sick leave authorized by the Company or an Affiliate in accordance with established policies, a vacation period, a temporary layoff for lack of work, or a military leave shall not constitute a Separation from Service; provided, however, that

    (a) continuation upon a temporary layoff for lack of work for a period in excess of three months shall be considered a discharge effective as of the commencement of the third month of such period; and

    (b) failure to return to work upon expiration of any leave of absence, sick leave, or vacation or within three days after recall from a temporary layoff for lack of work or before expiration of a military leave shall be considered a resignation effective as of the date of commencement of such leave of absence, sick leave, military leave, vacation, or temporary layoff.

  "Service" of an Employee, expressed in days, shall mean his "Service" as defined under the Qualified Plan.

  "Trust Agreement" shall mean the Tracor, Inc. Nonqualified Trust, a "Rabbi Trust" created in connection with the execution of this Plan, as set forth in Exhibit A hereto, as amended.

  "Trust Fund" shall mean the trust fund established pursuant to the terms of the Trust Agreement.

  "Trustee" shall mean the corporate trustee or trustees or the individual trustee or trustees, as the case may be, appointed from time to time pursuant to the provisions of the Trust Agreement to administer the Trust Fund.

  "Vested," when used with reference to Nonqualified Accounts, shall mean not subject to forfeiture, except as provided in the Plan.

                                 ARTICLE II
                            NONQUALIFIED ACCOUNTS

  Section 2.1 - Nonqualified Accounts. The Administrator shall establish and maintain (or cause to be established and maintained) for each Participant's Nonqualified Accounts to which shall be credited the amounts determined under Section 5.1 and credited or debited the amounts determined under Article VI.

  Section 2.2 - Assignments, etc., Prohibited. No part of the Nonqualified Deferred Compensation Account, Nonqualified Company Matching Account, and Nonqualified Profit Sharing Account of a Participant shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, except to designate a Beneficiary as provided herein.

                                 ARTICLE III
                                 ELIGIBILITY

  Section 3.1 - Requirements for Participation. Any Employee who qualifies for the definition of "highly compensated" employee in the Qualified Plan, according to Section 414(q) of the Code (indexed at $80,000.00 per annum for calendar year 1997), and who is selected by the Administrator shall be eligible to be a Participant for such Plan Year on such date. Such employees shall be (i) officers and executives of the Company; or (ii) in management positions which report directly to a Company President or Corporate Officer; or (iii) marketing managers with responsibility for the acquisition of new business; or (iv) program managers and other P&L managers who have overall performance responsibilities for significant contracts; or (v) other key employees of the Company who have a job assignment with significant impact on profits, operating effectiveness, and overall success of the Company.

  Section 3.2 - Deferral Election Form.   Participants who elect to defer
  their Compensation pursuant to this Plan shall submit a form (the "Deferral Election Form") to the Administrator which shall contain the following:

    (a) the consent of the Participant that he, his successors in interest and assigns, and all persons claiming under him shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan;

    (b) the amount of Compensation to be deferred and his authorization for the Company to reduce his Compensation accordingly;

    (c) the date on which the Participant wishes to receive the deferred amounts, and the form in which he wishes to receive same; and

    (d)  such other information as may be required by the Administrator.

                                 ARTICLE IV
                           PARTICIPANTS' DEFERRALS

  Section 4.1 - Deferral Eligibility. Each Participant who has elected to defer the maximum amount permitted for him under Sections 3.6 and 4.2 of the Qualified Plan may elect to defer to his Nonqualified Deferred Compensation Account for any Plan Year an amount which is any whole number percentage (not greater than 50% of his base compensation or 100% of his incentive compensation, net of applicable payroll withholding taxes) of his Compensation, to the extent that such amount exceeds the amount to be credited to his Qualified Amounts for such Plan Year.

  Such election shall be made by submission of the Deferral Election Form to the Administrator (not later than the earlier of (i) ten days prior to the last day of the next preceding Plan Year or (ii) 30 days after the date on which the Employee becomes eligible to be a Participant) and shall remain in effect for each Plan Year during which an Employee is a Participant or until earlier discontinued pursuant to Section 4.2 below.

  Section 4.2 - Discontinuance of Deferral. A Participant may elect, upon 30 days prior written notice, to discontinue deferral of his Compensation for any Plan Year commencing after receipt of such notice.

  Section 4.3 - Deferral Period.  Participants may elect to defer
  Compensation for any period in excess of one Plan Year (a "Deferral Period"), provided, however, that a Participant may designate only one Deferral Period. The Deferral Period may be specified as

    (a)  a period of years;

    (b) a period of years or a period ending on the date of the Participant's termination of Service with the Company, whichever first occurs; or

    (c) a period ending on the participant's date of his termination from Service.

  In each event, the Participant shall begin receiving payments in the manner provided herein.

                                  ARTICLE V
                         CREDITING OF DEFERRALS AND
                       COMPANY MATCHING CONTRIBUTIONS

  Section 5.1 - Determination of Credits.

    (a) Each Participant's Nonqualified Deferred Compensation Account shall be credited from time to time with an amount which is equal to the amount of Compensation such Participant elected to defer under Section 4.1 above.

    (b) The Nonqualified Company Matching Account of each Participant who elected to defer Compensation shall be credited with matching contributions up to the extent of the scheduled match rate in
       Section 1.1(A)(18) of the Qualified Plan, offset by any matching contributions credited to such Participant in the Qualified Plan.


    (c)  The Nonqualified Company Profit Sharing Account of each
       Participant shall be credited with an amount which is equal to the contribution rate specified in schedule of Section 1.1(A)(39) of the Qualified Plan, offset by any amounts credited in the Qualified Plan.

                                 ARTICLE VI
                             INVESTMENT OPTIONS;
                     VALUATION OF NONQUALIFIED ACCOUNTS

  Section 6.1 - Investment Credits and Debits.

    (a) Compensation deferred by a Participant, Company matching contributions (as provided for in Section 5.1(b) above), and Employer profit sharing amounts, if any, shall be credited to Participant's Nonqualified Accounts on the next following Accounting Date after deduction from his Compensation and deposited in the Trust Fund and shall be allocated among the Investment Funds (as defined in the Qualified Plan) as directed by the Participant from time to time.

    (b) Each Nonqualified Account is valued as of each Accounting Date following the effective date of the Plan, based upon the fair market value of the assets of each Nonqualified Account, as determined by the Trustee. In determining such fair market value, each Nonqualified Account shall include adjustments regarding all dividends, interest income, other investment income and expenses, investment management fees and expenses, administrative fees and expenses, applicable taxes, and authorized withdrawals.

                                 ARTICLE VII
                      VESTING OF NONQUALIFIED ACCOUNTS

  Section 7.1 - Vesting of Accounts.

    (a)  Each Participant's interest in his Nonqualified Deferred
       Compensation Account shall be Vested at all times.

    (b) The Vested portion of a Participant's Nonqualified Company Matching Account and his Nonqualified Company Profit Sharing Account shall be calculated as provided for in Sections 1.1(A)(59) and 1.1(A)(60) of the Qualified Plan; provided that, in any event, the interest of a Participant in his Nonqualified Company Matching Account and his Nonqualified Company Profit Sharing Account shall become fully Vested upon the earliest to occur of

       (i)  his death;

       (ii) his Termination for other than Cause;

       (iii)   his 65th birthday;

       (iv) his Disability;

       (v)  a Change in Control;  or

       (vi) termination of the Plan.

                                ARTICLE VIII
                                  BENEFITS

  Section 8.1 - Manner and Time of Distributions. A Participant may elect to receive the Vested amounts credited to his Nonqualified Accounts either in a lump sum or in five- or ten-year annual installment payments. Such lump sum payment shall be made, and the installment payments shall begin, not later than the date which is 15 days after the first day of the Plan Year following the Deferral Period. In the event of five- or ten-year installment payments, each annual payment to be made will be equal to an amount determined by dividing the total number of payments remaining to be made into the total amount of funds then available in such Participant's Nonqualified Accounts.

  Section 8.2 - Effect of Failure to Locate Distributee. If the person to whom deferred Compensation is payable hereunder has not been ascertained or located within one year after expiration of the Deferral Period, the amount of his Nonqualified Accounts shall be forfeited and such amounts shall be removed from such accounts.

  Section 8.3 - Forfeitures. If a Participant has a Separation from Service due to resignation or discharge for Cause, the portions of his Nonqualified Company Matching Account and Nonqualified Company Profit Sharing Account which are not Vested shall be forfeited on the date of such Separation from Service. All forfeitures under this Article VIII shall become part of the principal of the Trust Fund; forfeitures in the Nonqualified Company Matching account shall be used to offset the Company's matching contributions contemplated in Section 5.1 (b); and forfeitures in the Nonqualified Company Profit Sharing account shall be used to offset the Company's matching contributions contemplated in
  Section 5.1(c).

  Forfeitures under Section 8.2, above, shall be used, first, to offset the Company's matching contributions to the Nonqualified Company Matching Account and, second, to the extent available, to offset the Company's matching contributions to the Nonqualified Company Profit Sharing Account.

                                 ARTICLE IX
                             BENEFITS UPON DEATH

  Section 9.1 - Distribution on Death.

    (a) Upon the death of a Participant or former Participant, prior to his Separation from Service, the Vested amount credited to his Nonqualified Accounts as of the last Accounting Date, less any amounts required to be withheld by law, shall be paid in five annual installments to the former Participant's Beneficiaries.

    (b) Upon the death of a Participant or former Participant, subsequent to his Separation from Service, the Vested amount credited to his Nonqualified Accounts as of the last Accounting Date, less any amounts required to be withheld by law, shall be paid in a lump sum to the former Participant's Beneficiaries.

    (c) Such Payment shall be made not later than 30 days after the end of the calendar quarter in which the Participant's or former Participant's death occurs.

                                  ARTICLE X
               OTHER DISTRIBUTIONS FROM NONQUALIFIED ACCOUNTS

  Section 10.1 - Hardship Distributions from Nonqualified Deferred Compensation Accounts. A Participant may apply for a distribution from the Vested portions of his Nonqualified Accounts on account of a Hardship, subject to the following requirements:

    (a) The Participant's Hardship distribution shall not exceed the amount which is necessary to satisfy the Hardship.

    (b) The decision of the Administrator regarding the existence or nonexistence of a hardship of a Participant shall be final and binding.

    (c) The Participant has not received a Hardship distribution within the 12-month period preceding the distribution.

    (d) The Administrator shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant's hardship, including, but not limited to the lack of existing insurance or other assets that may be liquidated without incurring additional financial hardship, or the absence of an opportunity to terminate other deferral elections.

  Section 10.2 - Distribution Upon Disability. Upon a Participant's Separation from Service due to a Disability, he shall begin receiving distributions from his Nonqualified Accounts, payable in five annual installments.

  Section 10.3 - Distributions in the Event of Taxation. Should any amounts contained in a Participant's Nonqualified Accounts become subject to taxation by the Internal Revenue Service of the U.S. Government prior to the actual receipt thereof by the Participant, or his Beneficiary, then such amounts shall become immediately payable thereto in a lump sum distribution(s).

                                 ARTICLE XI
                          ADMINISTRATIVE PROVISIONS

  Section 11.1 - Administrator's Duties and Powers.

    (a) The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties, are the following:

          (i) to delegate all or part of its function as Administrator to others and to revoke any such delegation;

          (ii) to determine questions of eligibility and vesting of Participants and their entitlement to benefits;

          (iii) to select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the board has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company, the Board, and its officers, trustees, and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith;

          (iv) to interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation; and

          (v) to adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

    (b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

  Section 11.2 - Limitations Upon Powers. The Plan shall be uniformly and consistently administered, interpreted, and applied with regard to all Participants in similar circumstances.

  Section 11.3 - Indemnification by the Company;  Liability Insurance.

    (a) The Company shall pay or reimburse the Administrator for all expenses incurred thereby and shall indemnify and hold it harmless from, all claims, liabilities, and costs (including reasonable attorneys' fees) arising out of the good faith performance of its Plan functions.

    (b) The Company shall obtain and provide for any such person, at the Company's expense, liability insurance against liabilities imposed on him by law.

  Section 11.4 - Recordkeeping.

    (a) The Administrator shall maintain, or cause to be maintained, suitable records as follows:

          (i) records of each Participant's Nonqualified Accounts which shall show, separately, among other things, deferrals, Company matching amounts, and Company profit sharing amounts, plus any forfeitures and the gains and losses within such accounts; and

          (ii) records of its deliberations and decisions.

    (b) The Administrator may appoint a secretary to keep records of proceedings, to transmit its decisions, instructions, consents, or directions to any interested party, and to execute and file, on behalf of the Administrator, such documents, reports, or other matters as may be necessary or appropriate under ERISA and to perform other ministerial acts.

    (c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

  Section 11.5 - Statement to Participants. Within 30 days after the last day of each Plan Quarter, the Administrator shall furnish (or cause to be furnished) to each Participant a statement setting forth the value of his Nonqualified Accounts and the Vested percentage thereof and such other information as the Administrator shall deem appropriate.

  Section 11.6 - Inspection of Records. Copies of the Plan and records of a Participant's Nonqualified Accounts shall be open to inspection by him or his duly authorized representatives at the office of the Company at any reasonable business hour.

  Section 11.7 - Service in More than One Capacity. Any person or group of persons may serve more than one capacity with respect to the Plan.

  Section 11.8 - Accounting for Distributions.  Records for each
  Nonqualified Account shall be maintained by the Trustee.

                                 ARTICLE XII
                          MISCELLANEOUS PROVISIONS

  Section 12.1 - Termination or Amendment of the Plan.

    (a) The Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility, or other operational unit thereof, and may amend same from time to time, provided that no termination or amendment shall reduce or terminate any benefit to or in respect of any Participant.

    (b) In the event of any such termination, the Administrator shall continue to maintain Participants' Nonqualified Accounts and payment from, and vesting under, such Nonqualified Accounts shall be made in accordance with the Plan.

  Section 12.2 - Limitation of Rights. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right to the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Plan.

  Section 12.3 - Consolidation or Merger;  Adoption of Plan by Other
  Companies.

    (a) There shall be no merger, consolidation with, transfer, or sale of the assets of liabilities of the Plan to any other plan unless each Participant in this Plan would have, following such event, accounts which are equal to or greater than his corresponding Nonqualified Accounts had the Plan been terminated immediately before such merger, consolidation, transfer, or sale.

    (b) An Affiliate may, with the approval of the Administrator, adopt the Plan as a whole company or as to any one or more divisions effective as of the first day of any Plan Year by resolution of its own board of directors. Such Affiliate shall give written notice of such adoption to the Administrator.

  Section 12.4 - Payment on Behalf of Minor, etc.. In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the administrator its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors, and employees.

  Section 12.5 - Governing Law. This Plan shall be construed, administered, and governed in all respects under the laws of the State of Texas.

  Section 12.6 - Pronouns and Plurality. The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

  Section 12.7 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

  Section 12.8 - References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

  Section 12.9 - No Tax Guarantee. Neither this Plan nor any representations made in connection with it shall be construed to be assurance or guarantee of a deferral of income for income tax purposes of any amount to be paid pursuant to this Plan.

  IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this ___ day of December, 1996.

  TRACOR, INC.



  By:    ___________________________
  Name:  ___________________________
  Title: ___________________________

                       TRACOR, INC. NONQUALIFIED TRUST

  THIS AGREEMENT made this 1st day of December, 1996, by and between TRACOR, INC. (the "Company") and NORWEST BANK MINNESOTA, N.A.
  (the "Trustee").

    WHEREAS, the Company has adopted a Tracor Deferred Compensation Plan dated as of December 1, 1996 (the "Plan");

    WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan;

    WHEREAS, the Company wishes to establish a trust (hereinafter, the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency (as herein defined) until paid to Plan Participants and their Beneficiaries in such manner and at such times as specified in the Plan;

    WHEREAS, it is the intention of the parties that this Trust shall constitute an "unfunded" arrangement and shall not affect the status of the Plan as an "unfunded" plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Security Act of 1974; and

    WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan,

  NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held, and disposed of as follows:

  Section 1.     Establishment of the Trust.

    (a) The Company hereby deposits with the Trustee, in trust, $100.00 which shall become the principal of the Trust to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement, and the Trustee does hereby acknowledge receipt of such property and agrees to hold such property and such other assets delivered thereto under the Trust Agreement in Trust pursuant to the terms hereof.

    (b)  The Trust hereby established is irrevocable by the Company.

    (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

    (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes as herein set forth. Plan Participants and their Beneficiaries shall have no preferred claim, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan Participants and their Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency.

    (e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan Participant or Beneficiary shall have any right to compel such additional deposits.

    (f) The Company shall, as soon as possible, but in no event longer than 45 days following each Payday (as defined herein) make an irrevocable contribution to the Trust in an amount that reflects the elections made by Plan Participants from time to time in accordance with the Plan.

  Section 2.     Payments to the Company.

    (a) Upon a participant making an election to defer any Compensation under the Plan, the Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amount of Compensation being deferred by each Plan Participant, the form in which such amount is to be paid at the expiration of the Deferral Period, and the time of commencement of payment of such amounts. At the expiration of each Deferral Period, the Trustee shall disburse funds to the Company for benefit payments to be made by the Company to Plan Participants in the amounts that the Administrator shall direct from time to time in writing and the Company shall make such payments pursuant to the Plan. The Trustee shall have no obligations to ascertain any compliance by the Company with the terms of the Plan or of applicable law, nor shall the Trustee be responsible for making benefit payments to Participants under the Plan, or be responsible for any federal, state, or local income tax reporting or withholding with respect to such Plan benefits.

    (b) The entitlement of a Plan Participant or his Beneficiaries to benefits under the Plan shall be determined by the Administrator or such other party as shall be designated under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

    (c) Company, in its sole discretion, may, at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan Participant or Beneficiary shall have any right to compel such additional deposits.

  Section 3. The Trustee's Responsibility Regarding Payments to the Trust Beneficiary When the Company is Insolvent.

    (a) The Trustee shall cease payment of amounts to the Company hereunder if the Company should declare itself, or be declared, insolvent. The Company shall be considered "Insolvent" for purposes of this the Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

    (b) At all times during the continuance of this the Trust, as provided in Section 1.(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

          (i) The Board of Directors or the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of amounts to the Company.

          (ii) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

          (iii) If at any time the Trustee has determined that Company is Insolvent, the Trustee shall discontinue payments to the Company and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their Beneficiaries to pursue their rights as general creditors to Company with respect to benefits due under the Plan or otherwise.

          (iv) The Trustee shall resume the payment of amounts to the Company in accordance with Section 2. of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

    (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to
       Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Company under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to such Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

  Section 4.     Payments to the Company.  Except as provided in Section
  3. hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan Participants and their Beneficiaries pursuant to the terms of the Plan.

  Section 5.     Investment Authority.

    (a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

    (b) Available Investment Options. The Company shall direct the Trustee as to what Investment Options are offered. The Company has currently determined to offer as investment options only securities issued by the investment companies identified on Schedule "A" attached hereto (the "Investment Options"); provided, however, that, solely by reason thereof, the Trustee shall not be considered a fiduciary with investment discretion. The Company may add additional Investment Options or delete same by written notice to the Trustee. Such additions and deletions will be made in order to cause such Investment Options to remain the same as are available from time to time to Participants in the Tracor, Inc. 401(k) Savings Plan.

    (c) Investment Directions. In order to provide for an accumulation of assets comparable to the Company's contractual liabilities accruing under the Plan, the Company will direct the Trustee, in writing, to invest the assets held in the Trust as directed by Plan Participants. In the event that the Trustee fails to receive directions from the Company, the assets allocable to each Plan Participant shall be invested in the Norwest Stable Return Fund (as set forth on Schedule "A" hereto).

    (d) Investment Funds. The Company hereby acknowledges that it has received from the Trustee a copy of the prospectus for each investment selected by the Company as an Investment Option. Trust investments in Investment Options shall be subject to the following limitations:

          (i) Execution of Purchases and Sales. Purchases and sales of an Investment Option (other than for exchanges) shall be made on the date on which the Trustee receives from the Company or a Plan Participant all information and documentation necessary accurately to effect such purchases and sales (and, in the case of a purchase, the date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Funds shall be made on the same business day that the Trustee receives a proper direction if received before 4:00 p.m. eastern time; if the direction is received after 4:00 p.m. eastern time, the exchange shall be made the following day.

          (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Investment Option, the Trustee shall send a copy of the notice and all proxy solicitation materials to the Company, together with a voting direction form for return to the Trustee or its designee. The Company shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares contained in each Investment Option (both vested and unvested). The Trustee shall vote the shares as directed by the Company. The Trustee shall not vote shares for which it has received no directions from the Company.
            The Trustee shall have no duty to solicit directions from the Company.

  Section 6. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

  Section 7. Accounting by the Trustee. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements, and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities, and other property held in Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

  Section 8.     Responsibility of the Trustee.

    (a) The Trustee shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or a Participant which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing. In the event of a dispute between the Company or a Participant and the Trustee, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

    (b) The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

    (c) The Trustee may hire agents (including affiliates), accountants, actuaries, investment advisors, financial consultants, or other professionals to assist it in performing any of its duties or obligations hereunder.

    (d) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

  Section 9. Compensation and Expenses of the Trustee. The Company shall pay all administrative and the Trustee's fees and expenses in accordance with Schedule "B." If not so paid, the fees and expenses shall be paid from the Trust.

  Section 10.    Resignation and Removal of the Trustee.

    (a) The Trustee may resign at any time by written notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and the Trustee agree otherwise.

    (b) The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee.

    (c) If the Trustee resigns or is removed successor shall be appointed, in accordance with Section 11 hereto, effective the date of such resignation or removal. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with such proceeding shall be allowed as administrative expenses of the Trust.

    (d) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of such resignation or removal, unless the Company shall extend such period.

  Section 11. Appointment of Successor. If the Trustee resigns or is removed in accordance with Section 10. (a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary for reasonably requested by the Company or the successor Trustee to evidence the transfer.

  Section 12.    Amendment or Termination.

    (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.(b) hereof.

    (b) The Trust shall not terminate until the date on which Plan Participants and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.

  Section 13.    Miscellaneous.

    (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

    (b) Benefits payable to Plan Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process.

    (c)  Capitalized terms not defined herein are as defined in the Plan.

    (d) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

  Section 14. Effective Date. The effective date of this Trust Agreement shall be December 1, 1996.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of its effective date.

  NORWEST BANK MINNESOTA, N.A.       TRACOR, INC.
  (the "Trustee")                    (the "Company")



  By:    ___________________         By:    ___________________
  Name:  ___________________         Name:  ___________________
  Title: ___________________         Title: ___________________

  ATTEST:                            ATTEST:


  __________________________         __________________________
  Printed Name                       Printed Name

  Schedule "A"

                  RECORDKEEPING AND ADMINISTRATIVE SERVICES

  Administration

    Establishment and maintenance of participant account and election percentages

    Daily valuation

 Maintenance of ten plan investment options:

  - Fidelity Contrafund           -  Norwest Small Cap Opportunities Fund
  - Norwest Growth Equity Fund    -  Norwest Stable Return Fund
  - Tracor Stock Fund             -  T.Rowe Price Spectrum Income Fund
  - Vanguard Inst. Index Fund     -  Vanguard International Fund
  - Vanguard Wellington Fund      -  Vanguard Windsor II

 Maintenance of three money classifications:

  - Company Matching Account      -  Company Profit Sharing Account
  - Deferred Compensation Account

  Processing

    Processing of contribution data each payroll period
    Daily processing of transfers and changes of future allocations Monthly processing of wire transfers to Tracor to accommodate benefit payments

  Other

    Monthly trial balance
    Quarterly administrative reports
    Quarterly participant statements

  Schedule "B"

  FEE SCHEDULE

  . Base Annual Participant Fee.......$15,000.00 per year*
  . Per Participant Annual Fee........$40.00 per year
  . Investment Management Fee for
  Norwest Stable Return Fund..........35 basis points
  . Other Investment Management Fees..as per prospectuses
  . Statement Mailing.................$1.19 per statement with inserts
  . Transfer to Tracor................$10.00 per transfer
  . Tape Transmissions................$40.00 per tape
  . Proxy Voting and Tabulations......at cost

 * This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to maintain a participant's account(s) as part of the Plan's records; e.g., vested, deferred, forfeiture, top-heavy, and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.